EXHIBIT 2.31

Common Shares Acquired by the Fundação from November 27, 2009 through February 12, 2010
Date	Amount Acquired	Price per Share (R$)	Total Price Paid (R$)	Price per Share (US$)1	Total Price Paid (US$)
12/11/2009	25,000	141.70	3,542,500.00	80.58	2,014,501
12/14/2009	100	141.00	14,100.00	80.73	8,073
12/14/2009	25,000	141.50	3,537,500.00	81.02	2,025,480
12/17/2009	12,700	144.00	1,828,800.00	80.81	1,026,320
12/18/2009	10,800	143.60	1,550,880.00	80.66	871,134
12/18/2009	100	143.70	14,370.00	80.72	8,072
12/18/2009	8,100	143.81	1,164,861.00	80.78	654,306
12/18/2009	1,800	144.00	259,200.00	80.89	145,593
12/21/2009	14,200	143.51	2,037,842.00	80.42	1,141,904
12/21/2009	400	143.54	57,416.00	80.43	32,173
12/21/2009	200	143.55	28,710.00	80.44	16,088
12/21/2009	1,300	143.62	186,706.00	80.48	104,621
12/21/2009	4,300	143.65	617,695.00	80.49	346,125
12/21/2009	5,500	143.80	790,900.00	80.58	443,181
12/21/2009	8,700	143.81	1,251,147.00	80.58	701,080
12/21/2009	800	143.85	115,080.00	80.61	64,485
12/21/2009	4,600	144.00	662,400.00	80.69	371,176
12/22/2009	100	143.50	14,350.00	80.58	8,058
12/22/2009	300	144.00	43,200.00	80.86	24,257
1/7/2009	52,700	154.00	8,115,800.00	88.17	4,646,628
Total	176,700		25,833,817.00		14,653,254

1 All purchases were made in Reais, the Brazilian currency.  The amounts listed in this table in U.S. dollars represent convenience translations based on the applicable closing exchange rate on the day of purchase.